;

FOR IMMEDIATE RELEASE

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

301-795-1877

BurrowsR@ebsi.com

Media Contact:

Tracey Schmitt

Director, Corporate Communications

301-795-1800

SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR 2007

-- Record revenues of $182.9 million

-- Net income of $22.9 million or $0.79 per share; sixth consecutive year of profitability

-- Year end cash balance of $105.7 million

-- Financial outlook for 2008 reaffirmed

ROCKVILLE, MD., March 7, 2008—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the year ended December 31, 2007.

Total revenues for 2007 grew 20 percent to $182.9 million from $152.7 million in 2006 primarily from growth in sales of BioThrax® (Anthrax Vaccine Adsorbed). The company also announced net income for 2007 of $22.9 million, or $0.79 per share, versus $22.8 million, or $0.99 per share, for 2006.

“We are very pleased with our financial results for 2007, having registered a fourth consecutive year of revenue growth and a sixth consecutive year of profitability,” said R. Don Elsey, Emergent BioSolutions’ chief financial officer. “The strength of our product sales to our U.S. and foreign government customers during 2007 allowed us to continue to reinvest internally generated cash flows into our product development pipeline. Going forward, the set schedule of delivery of doses to HHS under the current contract over the next two years and the resulting annual revenues generated from these deliveries position us well to continue investing in our advanced and follow-on product pipeline, pursue additional markets for BioThrax and make additional investments in our manufacturing and development infrastructure. We will also continue to pursue our strategy of growth through opportunistic acquisition, as we look to build out our product pipeline opportunities.”

2007 Highlights

The company’s achievements during 2007 included:

•	signing of a $448 million three year contract with the U.S. Department of Health and Human Services (HHS) comprised of:
o	$400 million firm fixed-price for delivery of 18.75 million doses of BioThrax for inclusion in the SNS;

o

$34 million for receipt of regulatory approval of 4-year expiry dating for BioThrax payable through a combination of a lump-sum payment reflecting a price per dose increase for certain doses delivered prior to approval and an increase in the per dose price to be paid for doses delivered following approval;

o	up to $11.5 million in milestone payments in connection with advancement towards a post-exposure prophylaxis (PEP) indication for BioThrax; and,
o	$2.2 million for logistics services and other related support.
•	receipt of a $9.5 million development contract from NIAID to fund continued development of the company’s anthrax immune globulin therapeutic candidate;
•	delivery of 1.1 million doses of BioThrax to the DoD under an existing delivery obligation;
•	delivery of a total of 7.5 million doses of BioThrax to HHS, of which over 6 million were under the new contract signed in September 2007;
•

filing of an Investigational New Drug Application (IND) with FDA for a Phase I clinical trial to evaluate the safety and pharmacokinetics of the company’s anthrax immune globulin therapeutic candidate;

•

completion of a randomized, placebo-controlled, blinded Phase II clinical study for the company’s single-dose, drinkable typhoid vaccine candidate in Vietnam, in which the candidate was highly immunogenic and well-tolerated with an acceptable safety profile in the population studied; and

•

signing of a $30 million loan agreement with HSBC used to fund the continued expansion of the company’s manufacturing facilities in Lansing, Michigan, replacing an existing $15 million HSBC credit facility.

Product Sales

For 2007, product sales increased by $21.8 million, or 15 percent, to $169.8 million from $148.0 million in 2006, primarily due to a 41 percent increase in the number of doses of BioThrax delivered, offset by a 19 percent decrease in the average sales price per dose attributable to a discounted price provided to HHS due to the limited remaining shelf life for a specific subset of doses delivered. This discount will not apply to any other doses to be sold and delivered to HHS under the current multi-year contract. Product sales for 2007 consisted of BioThrax sales to HHS of $141.6 million, sales to DoD of $26.2 million and aggregate international and other sales of $2.0 million.

Contracts and Grants Revenues

For 2007, contracts and grants revenues increased by $8.4 million, or 177 percent, to $13.1 million from $4.7 million in 2006. Contracts and grants revenues for 2007 consisted of a milestone payment of $8.8 million from HHS in connection with the company advancing a program to obtain a post-exposure prophylaxis indication for BioThrax, $3.1 million from the Sanofi Pasteur collaboration, and $1.2 million in grant revenue from the NIH and the Wellcome Trust.

Cost of Product Sales

For 2007, cost of product sales increased by $16.2 million, or 67 percent, to $40.3 million from $24.1 million for 2006, primarily due to a 41 percent increase in the number of doses of BioThrax delivered, coupled with increased costs associated with the company’s annual production shut-down, the related impact on production yield, and the write-off of waste during the year.

Research and Development

For 2007, research and development expenses increased by $8.5 million, or 19 percent, to $54.0 million from $45.5 million for 2006. This increase reflects additional personnel and contract service costs and includes increased expenses of $6.3 million on product candidates within our product development pipeline, and $2.2 million in other research and development expenses, which are in support of technology platforms and central research and development activities.

Selling, General and Administrative

For 2007, selling, general and administrative expenses increased by $11.0 million, or 25 percent, to $55.6 million from $44.6 million for 2006. This increase is primarily attributable to an increase of approximately $9.0 million resulting from the addition of personnel and increased legal and other professional services related to the company’s headquarters and staff organization to support operations as a public company and an increase of $2.0 million in sales and marketing expenses related to the growth of staff and an increase in our selling and marketing activities.

Financial Condition and Liquidity

Cash and cash equivalents at December 31, 2007 was $105.7 million versus $76.4 million at December 31, 2006. The net increase in cash and cash equivalents resulted primarily from net cash provided by operating activities of $54.8 million and net cash provided by financing activities of $18.5 million, offset by net cash used in investing activities of $44.0 million.

Financial Outlook for 2008

For 2008, the company reaffirms its expectations for full year total revenues of $180 to $195 million and net income in excess of $20 million.

Conference Call & Webcast

Company management will host a conference call at 9:00 am Eastern on March 7, 2008 to discuss these financial results, recent business developments and the outlook for 2008. The conference call will be webcast and can be accessed from the Investor Relations section of the Company's website at www.emergentbiosolutions.com, under “Investors”. Participants can also access the call by dialing 888.679.8040 or 617.213.4851 (international) and providing passcode EMERGENT (for those pre-registering, please use 36374368 as this is an automated service).

Emergent BioSolutions is offering call participants a pre-registration option that expedites access to the call and minimizes hold times. Pre-registrants will be issued a pin number to be used when dialing into the live call which will provide quick access to the conference call by bypassing the operator upon connection. Pre-registration is not mandatory. Those who would like to take advantage of pre-registration can do so by accessing the following website:

https://www.theconferencingservice.com/prereg/key.process?key=P3QNB6NDY

The conference call, replay and webcast will be open to all interested parties.

A replay of the teleconference will be available approximately one hour following the conclusion of the call by dialing 888/286-8010 or 617/801-6888 and using the passcode 97315959. The replay will be available through March 21. In addition, the webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.

Emergent BioSolutions Inc. is a profitable, multinational biopharmaceutical company dedicated to one simple mission — to protect life. We develop, manufacture and commercialize immunobiotics, consisting of vaccines and therapeutics that assist the body's immune system to prevent or treat disease. Our products target infectious diseases and other medical conditions that have resulted in significant unmet or underserved public health needs. Our marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection. More information on the company is available at www.emergentbiosolutions.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including our expected revenue growth and net earnings for 2008, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to obtain new BioThrax® sales contracts with the U.S. government; our plans for future sales of BioThrax; our plans to pursue label expansions and improvements for BioThrax; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property portfolio; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow